Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-213637, 333-124772, 333-124178) on Forms S-8 and Registration Statement (333-250158) on Form S-3 of Trustmark Corporation of our report dated February 16, 2023 relating to the consolidated balance sheets of Trustmark Corporation as of December 31, 2022 and 2021 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the three-year period ended December 31, 2022, and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Trustmark Corporation and subsidiaries for the year ended December 31, 2022.

/s/ Crowe LLP

Atlanta, Georgia

February 16, 2023